Consent of Independent Registered Public Accounting Firm
The Board of Directors
KBR, Inc.:

We consent to the incorporation by reference in the registration statements (Registration Nos. 333-228047, 333-190777, 333-155551, 333-138850, and 333-142101) on Form S-8 of KBR, Inc. of our reports dated February 25, 2021, except for the change in the composition of reportable segments discussed in Note 2, as to which the date is July 29, 2021, with respect to the consolidated balance sheets of KBR, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule II, (collectively, the “consolidated financial statements”), which report appears in the Form of 8-K of KBR, Inc. dated July 29, 2021.

/s/ KPMG LLP
Houston, Texas
July 29, 2021